exhibit 10(d)
AMENDMENT ONE
TO THE
DEFERRED COMPENSATION PLAN FOR DIRECTORS OF
PARKER-HANNIFIN CORPORATION
(Amended and Restated Effective January 22, 2015)

    WHEREAS, Parker-Hannifin Corporation (the “Company”) sponsors the Deferred Compensation Plan for Directors of Parker-Hannifin Corporation (the “Plan”), which was amended and restated January 22, 2015;

    WHEREAS, the Board of Directors of the Company reserves the right pursuant to Article V Section 2 of the Plan to amend or modify the Plan; and

    WHEREAS, the Company desires to amend the Plan to (i) update Participant elected distribution options available under the Plan and (ii) update the payment terms of Small Account Balances.

    NOW, THEREFORE, pursuant to such actions of the Board of Directors of the Company the Plan is hereby amended as follows effective as of August 1, 2022:

1.Section 1.18 of the Plan is hereby amended in its entirety to read as follows:
1.18    Valuation Date means each business day of the Plan Year that the New York Stock Exchange is open.
2.Article IV, Section 1 of the Plan shall be amended and restated in its entirety to read as follows:
        1.    Payment of Deferral Account. Except as otherwise provided pursuant to this Article IV, a Participant's Account shall be paid monthly over a period of 15 years; provided, however, that the Participant may elect in accordance with Section 2 of this Article to have payment made by one of the following methods:
        (a)     a single lump sum payment; or
        (b)     monthly installments over a period of two (2) or up to fifteen (15) years (for the avoidance of doubt, installment payment elections are made in whole year increments).
        Payments shall be based on the value of the Account as of the Valuation Date preceding any payment and shall be made or shall begin as of the first day of the second month following the Participant's separation from service as a Director of the Corporation, within the meaning of Section 1.409A-1(h) of the Regulations.

3.Article IV, Section 2(d) of the Plan shall be amended and restated in its entirety to read as follows:
        (d)    Small Account Balances. Notwithstanding the foregoing, effective August 1, 2022 with respect to Participant’s deferrals under the Plan that would otherwise be paid in installments after August 1, 2022, if the balance of the Participant's Account under the Plan as of the date
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exhibit 10(d)
payment would otherwise commence is less than or equal to the applicable dollar amount in effect on such date under Section 402(g)(1)(B) of the Code, the Corporation shall pay the Participant's Account in a single lump sum payment

    IN WITNESS WHEREOF, Parker-Hannifin Corporation has caused this Amendment One to the Deferred Compensation Plan for Directors of Parker-Hannifin Corporation to be executed on the Signature Date below.

    PARKER-HANNIFIN CORPORATION

By:	/s/ Todd M. Leombruno
Its:	Executive Vice President and Chief Financial Officer
Date:	September 7, 2022

By:	/s/ Mark J. Hart
Its:	Executive Vice President-Human Resources and External Affairs
Date:	September 7, 2022

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